Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13D need be filed with respect to ownership by each of the undersigned of shares of common stock of Northern Technologies International Corporation.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  August 31, 2010.

INTER ALIA HOLDING COMPANY

By:	/s/ Juliane I. Lynch
Juliane I. Lynch

Its:	President

/s/ Juliane I. Lynch
Juliane I. Lynch

/s/ G. Patrick Lynch
G. Patrick Lynch